Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-115247

                              PROSPECTUS SUPPLEMENT

                        To Prospectus dated June 2, 2004
                             and supplemented by the
                             Prospectus Supplements,
                      dated June 8, 2004 and June 15, 2004

                                       of

                                  FINDWHAT.COM


         James Rosen ("Mr. Rosen") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o        41,118 shares on June 14, 2004 at an average price of $20.04 per share.

This sale was effected by Merrill Lynch ("Merrill Lynch"), as agent. Merrill Lynch received a commission of $1,644.72 in connection with the sales. Immediately following this sale, Mr. Rosen beneficially owned 4,568 shares of our common stock.

         Thomas Schmitter ("Mr. Schmitter") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o        12,335 shares on June 14, 2004 at an average price of $20.44 per share.

This sale was effected by Merrill Lynch ("Merrill Lynch"), as agent. Merrill Lynch received a commission of $616.75 in connection with the sales. Immediately following this sale, Mr. Schmitter beneficially owned 33,351 shares of our common stock.

         Advantage Capital NY Partners I, L.P. ("Advantage") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o        15,835 shares on June 16, 2004 at an average price of $20.32 per share.

This sale was effected by A.G. Edwards & Sons, Inc. ("AG Edwards"), as agent. AG Edwards received a commission of $791.75 in connection with the sales. Immediately following this sale, Advantage beneficially owned 1,759 shares of our common stock.


         On June 16, 2004, the closing price per share of our common stock on the Nasdaq National Market was $20.49.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is June 17, 2004.